Exhibit 23.2

Consent of the Independent Registered Public Accounting Firm

The Board of Directors
Chemtura Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 333-123857) on Form S-8 of Chemtura Corporation of our report dated June 29, 2006, relating to the statement of net assets available for plan benefits (modified cash basis) of the Chemtura Corporation Employee Savings Plan as of December 31, 2005, and the related statement of changes in net assets available for plan benefits (modified cash basis) for the year then ended, included in this annual report on Form 11-K.

/s/ KPMG LLP

Stamford, Connecticut

June 29, 2007